NEWS RELEASE
W. R. Berkley Corporation 475 Steamboat Road Greenwich, Connecticut 06830 (203) 629-3000

FOR IMMEDIATE RELEASE	CONTACT:	Karen A. Horvath
Vice President - External
Financial Communications
(203) 629-3000

W. R. BERKLEY CORPORATION REPORTS FIRST QUARTER RESULTS
Operating Income Per Share Increased 11%

Greenwich, CT, April 26, 2016 -- W. R. Berkley Corporation (NYSE: WRB) today reported net income for the first quarter of 2016 of $120 million, or $0.93 cents per share.

Summary Financial Data
(Amounts in thousands, except per share data)

	First Quarter
	2016	2015

Gross premiums written	$1,955,697	$1,851,805
Net premiums written	1,663,722	1,575,402

Net income	119,511	118,307
Net income per diluted share	0.93	0.89

Operating income (1)	114,738	105,928
Operating income per diluted share	0.89	0.80

Return on equity (2)	10.4%	10.3%

(1)	Operating income is a non-GAAP financial measure defined by the Company as net income excluding after-tax net investment gains.

(2)	Return on equity represents net income expressed on an annualized basis as a percentage of beginning of year stockholders’ equity.

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First quarter highlights included:

•	Net premiums written increased 6%

•	Combined ratio of 93.5%

•	Operating income per share increased 11%

•	Book value per share grew 4% in the quarter

•	Pre-tax return on equity was 15.2%

The Company commented:

The Company’s first quarter operating results provided a solid start to the year. Both our underwriting and our investment results were favorable, as we continued to take advantage of opportunities provided by the current environment.

As previously announced, storm losses during the quarter were consistent with our first quarter experience in each of the prior few years. The underlying loss ratio, excluding catastrophes, declined by approximately one point, reflecting our careful underwriting, risk selection and exposure management.

We continue to identify opportunities to start new operating units or divisions that will enhance our business in the future. Investments in these new ventures can have a temporary impact on our expense ratio, however they create substantial economic value over the long term. Nevertheless, we are making progress on our expense ratio compared to the latter half of 2015.

Though the ongoing decline in interest rates presents challenges to our investment income, we have been able to maintain the quality and yield of our portfolio, while at the same time shortening our duration and reducing the concomitant risk. Our non-fixed income investments also performed well in the quarter.  Certain of these investments are carried under accounting methods that do not allow their unrealized appreciation to be recognized on our balance sheet. We anticipate that we can achieve $100 million or more of annual gains, on average, as some of these investments are monetized. While the timing of realizing gains may continue to cause variability in our quarterly results, the amount of gains is expected to enhance our returns and assist us in meeting our objectives over the long term.

While certain aspects of the market may be more competitive today than just a short time ago, we see a meaningful number of opportunities that may potentially create long-term value for our shareholders, and we are optimistic about the remainder of the year.

Webcast Conference Call
The Company will hold its quarterly conference call with analysts and investors to discuss its earnings and other information on April 26, 2016, at 5:00 p.m. eastern time. The conference call will be webcast live on the Company's website at http://www.wrberkley.com/investor-relations/events-and-presentations.aspx.
A replay of the webcast will be available on the Company's website approximately two hours after the end of the conference call.
About W. R. Berkley Corporation
Founded in 1967, W. R. Berkley Corporation is an insurance holding company that is among the largest commercial lines writers in the United States and operates in two segments of the property casualty business: Insurance and Reinsurance.

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Forward Looking Information

This is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including statements related to our outlook for the industry and for our performance for the year 2016 and beyond, are based upon the Company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. They are subject to various risks and uncertainties, including but not limited to: the cyclical nature of the property casualty industry; the impact of significant competition, including new alternative entrants to the industry; the long-tail and potentially volatile nature of the insurance and reinsurance business; product demand and pricing; claims development and the process of estimating reserves; investment risks, including those of our portfolio of fixed maturity securities and investments in equity securities, including investments in financial institutions, municipal bonds, mortgage-backed securities, loans receivable, investment funds, including real estate, merger arbitrage, energy related and private equity investments; the effects of emerging claim and coverage issues; the uncertain nature of damage theories and loss amounts; natural and man-made catastrophic losses, including as a result of terrorist activities; general economic and market activities, including inflation, interest rates, and volatility in the credit and capital markets; the impact of the conditions in the financial markets and the global economy, and the potential effect of legislative, regulatory, accounting or other initiatives taken in response, on our results and financial condition; foreign currency and political risks relating to our international operations; our ability to attract and retain key personnel and qualified employees; continued availability of capital and financing; the success of our new ventures or acquisitions and the availability of other opportunities; the availability of reinsurance; our retention under the Terrorism Risk Insurance Program Reauthorization Act of 2015; the ability of our reinsurers to pay reinsurance recoverables owed to us; other legislative and regulatory developments, including those related to business practices in the insurance industry; credit risk related to our policyholders, independent agents and brokers; changes in the ratings assigned to us or our insurance company subsidiaries by rating agencies; the availability of dividends from our insurance company subsidiaries; potential difficulties with technology and/or data security; the effectiveness of our controls to ensure compliance with guidelines, policies and legal and regulatory standards; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause our actual results for the year 2016 and beyond to differ materially from those expressed in any forward-looking statement we make. Any projections of growth in our revenues would not necessarily result in commensurate levels of earnings. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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Consolidated Financial Summary
(Amounts in thousands, except per share data)

	First Quarter
	2016	2015
Revenues:
Net premiums written	$1,663,722	$1,575,402
Change in unearned premiums	(136,387)	(103,389)
Net premiums earned	1,527,335	1,472,013
Investment income	130,133	124,239
Insurance service fees	40,362	36,518
Net realized investment gains	25,457	19,044
Other than temporary impairments	(18,114)	—
Revenues from wholly-owned investees	101,780	92,606
Other income	258	259
Total revenues	1,807,211	1,744,679
Expenses:
Losses and loss expenses	922,321	900,708
Other operating costs and expenses	582,459	551,046
Expenses from wholly-owned investees	95,531	89,670
Interest expense	32,224	34,538
Total expenses	1,632,535	1,575,962
Income before income taxes	174,676	168,717
Income tax expense	(54,428)	(50,273)
Net income before noncontrolling interests	120,248	118,444
Noncontrolling interests	(737)	(137)
Net income to common stockholders	$119,511	$118,307

Net income per share:
Basic	$0.97	$0.94
Diluted	$0.93	$0.89

Average shares outstanding:
Basic	122,780	125,969
Diluted	128,529	132,484

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Business Segment Operating Results
(Amounts in thousands, except ratios) (1) (2)

	First Quarter
	2016	2015
Insurance:
Gross premiums written	$1,763,070	$1,692,403
Net premiums written	1,488,737	1,425,139
Premiums earned	1,375,358	1,311,276
Pre-tax income	205,915	188,169
Loss ratio	60.5%	61.1%
Expense ratio	32.5%	32.4%
GAAP combined ratio	93.0%	93.5%

Reinsurance:
Gross premiums written	$192,627	$159,402
Net premiums written	174,985	150,263
Premiums earned	151,977	160,737
Pre-tax income	21,797	20,262
Loss ratio	59.6%	62.2%
Expense ratio	38.2%	35.8%
GAAP combined ratio	97.8%	98.0%

Corporate and Eliminations:
Net realized investment gains	$25,457	$19,044
Other than temporary impairment	(18,114)	—
Interest expense	(32,224)	(34,538)
Other revenues and expenses	(28,155)	(24,220)
Pre-tax loss	(53,036)	(39,714)

Consolidated:
Gross premiums written	$1,955,697	$1,851,805
Net premiums written	1,663,722	1,575,402
Premiums earned	1,527,335	1,472,013
Pre-tax income	174,676	168,717
Loss ratio	60.4%	61.2%
Expense ratio	33.1%	32.7%
GAAP combined ratio	93.5%	93.9%

(1) Loss ratio is losses and loss expenses incurred expressed as a percentage of premiums earned. Expense ratio is underwriting expenses expressed as a percentage of premiums earned. GAAP combined ratio is the sum of the loss ratio and the expense ratio.

(2) Commencing with the first quarter of 2016, the Company will report its operating results in two segments - Insurance (formerly, Insurance-Domestic and Insurance-International) and Reinsurance. Reclassifications have been made to the Company's 2015 financial information to conform with this presentation. Please refer to www.wrberkley.com/investor-relations/financial-information/quarterly-results.aspx for supplementary investor information regarding these changes to the Company's business segments.

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Supplemental Information
(Amounts in thousands)

	First Quarter
	2016	2015
Net premiums written:
Workers' compensation	$458,297	$377,869
Other liability	402,783	422,034
Short-tail lines (1)	351,896	346,695
Commercial automobile	159,002	170,951
Professional liability	116,759	107,590
Total Insurance	1,488,737	1,425,139
Casualty reinsurance	99,187	109,600
Property reinsurance	75,798	40,663
Total Reinsurance	174,985	150,263
Total	$1,663,722	$1,575,402

Losses from catastrophes:
Insurance	$15,097	$14,462
Reinsurance	539	—
Total	$15,636	$14,462

Investment income:
Core portfolio (2)	$113,497	$118,178
Investment funds	16,636	6,061
Total	$130,133	$124,239

Other operating costs and expenses:
Underwriting expenses	$505,255	$482,060
Service expenses	33,798	31,084
Net foreign currency (gain) loss	3,728	(567)
Other costs and expenses	39,678	38,469
Total	$582,459	$551,046

Cash flow from operations	$140,768	$61,012

Reconciliation of operating and net income:
Operating income (3)	$114,738	$105,928
After-tax investment gains	4,773	12,379
Net income	$119,511	$118,307

(1) Short-tail lines include commercial multi-peril (non-liability), inland marine, accident and health, fidelity and surety, boiler and machinery and other lines.
(2) Core portfolio includes fixed maturity securities, equity securities, cash and cash equivalents, real estate and loans receivable.
(3) Operating income is a non-GAAP financial measure defined by the Company as net income excluding after-tax net investment gains. Management believes that excluding net investment gains provides a useful indicator of trends in the Company’s underlying operations.

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Selected Balance Sheet Information
(Amounts in thousands, except per share data)

	March 31, 2016	December 31, 2015

Net invested assets (1)	$16,689,329	$16,460,690
Total assets	22,230,934	21,730,967
Reserves for losses and loss expenses	10,788,342	10,669,150
Senior notes and other debt	1,814,998	1,844,621
Subordinated debentures	446,485	340,320
Common stockholders’ equity (2)	4,751,213	4,600,246
Common stock outstanding (3)	122,600	123,308
Book value per share (4)	38.75	37.31
Tangible book value per share (4)	36.97	35.78

(1)
Net invested assets include investments, cash and cash equivalents, trading accounts receivable from brokers and clearing organizations, trading account securities sold but not yet purchased and unsettled purchases, net of related liabilities.

(2)
After-tax unrealized investment gains were $258 million and $181 million as of March 31, 2016 and December 31, 2015, respectively. Unrealized currency translation losses were $249 million and $247 million as of March 31, 2016 and December 31, 2015, respectively.

(3)	During the first quarter of 2016, the Company repurchased 734,055 shares of its common stock for $37.4 million.

(4)
Book value per share is total common stockholders’ equity divided by the number of common shares outstanding. Tangible book value per share is total common stockholders’ equity excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding.

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Investment Portfolio
March 31, 2016
(Amounts in thousands)

	Carrying Value	Percent of Total

Fixed maturity securities:
United States government and government agencies	$597,951	3.6%
State and municipal:
Special revenue	2,754,797	16.5%
State general obligation	657,062	3.9%
Pre-refunded	441,106	2.6%
Local general obligation	407,243	2.4%
Corporate backed	402,824	2.4%
Total state and municipal	4,663,032	27.8%
Mortgage-backed securities:
Agency	832,541	5.0%
Residential - Prime	227,355	1.4%
Commercial	65,300	0.4%
Residential — Alt A	48,358	0.3%
Total mortgage-backed securities	1,173,554	7.1%
Asset-backed securities	1,844,404	11.1%
Corporate:
Industrial	2,093,572	12.6%
Financial	1,202,140	7.2%
Utilities	206,149	1.2%
Other	66,715	0.4%
Total corporate	3,568,576	21.4%
Foreign government	897,919	5.4%
Total fixed maturity securities (1)	12,745,436	76.4%
Equity securities available for sale:
Preferred stocks	104,128	0.6%
Common stocks	37,571	0.2%
Total equity securities available for sale	141,699	0.8%
Investment funds (2)	1,177,109	7.1%
Cash and cash equivalents (3)	1,104,368	6.6%
Real estate	986,810	5.9%
Arbitrage trading account	384,519	2.3%
Loans receivable	149,388	0.9%
Net invested assets	$16,689,329	100.0%

(1)	Total fixed maturity securities had an average rating of AA- and an average duration of 3.1 years, including cash and cash equivalents.

(2)
Investment funds include an investment in publicly traded common stock of HealthEquity, Inc. (HQY), which is carried on the equity method of accounting. At March 31, 2016, the investment in HQY had a carrying value of $46.3 million and a fair value of $295.3 million.Investment funds are net of related liabilities of $2.2 million.

(3)	Cash and cash equivalents includes trading accounts receivable from brokers and clearing organizations, trading account securities sold but not yet purchased and unsettled purchases.

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Foreign Government Fixed Maturity Securities
March 31, 2016
(Amounts in thousands)

Carrying Value

Australia	$250,641
Argentina	161,778
Canada	158,180
United Kingdom	157,261
Germany	52,226
Supranational (1)	36,421
Norway	33,904
Brazil	31,388
Singapore	6,483
Colombia	5,798
Uruguay	3,839
Total	$897,919

(1)	Supranational represents investments in the North American Development Bank, European Investment Bank and International Bank for Reconstruction & Development.